SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5425 Wisconsin Avenue

Suite 500

Chevy Chase, MD 20815

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (301) 968-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2006, The Mills Corporation (the “Company”) and The Mills Limited Partnership (“Mills LP”) entered into a binding omnibus term sheet (the “Term Sheet”), dated December 27, 2006, with Kan Am reflecting the parties’ agreement on a number of issues involving the projects in which they are co-venturers (the “Joint Venture Properties”). As expressed in the Term Sheet, with the exception of certain items, as detailed in a Schedule to the Term Sheet, the Term Sheet is a complete resolution of all material financial disputes known to the parties with respect to each of the Joint Venture Properties. A brief description of the material terms of the Term Sheet follows:

•	Kan Am approved the refinancing of the St. Louis Mills secured debt held by Goldman Sachs Mortgage Company (“GSMC”) on substantially the terms set forth in an exhibit to the Term Sheet and ratified the November 30, 2006 refinancing of the Discover Mills secured debt formerly held by GSMC.

•	The Company and Mills LP agreed to make a capital contribution of no more than $60 million but no less than $55 million to the St. Louis Mills partnership to pay down the existing secured debt, which contribution, made in the amount of approximately $56.4 million, will be treated as subordinate capital and accrue a priority return, subordinate to the payment of Kan Am’s return on capital and return of capital.

•	The preferred returns owed to Kan Am for St. Louis Mills and Discover Mills (totaling approximately $10.5 million) will be paid quarterly through December 31, 2007, with the Company and Mills LP required to contribute capital to the St. Louis Mills or Discover Mills partnerships, as appropriate, if necessary to pay such amounts. The Company and Mills LP will receive capital account and unreturned capital contribution account credit for any amounts so contributed and will earn a priority return with respect to any such amounts.

•	The parties agreed to limit the payment to the Company or Mills LP of amounts owed to them by St. Louis Mills and Discover Mills to certain items set forth in the Term Sheet, with all other amounts owed to the Company or Mills LP, which are not expected to be material, to be converted to capital (with no preferred return to accrue or be paid to the Company or Mills LP on account of such capital).

•	The Company and Mills LP agreed to make representations and warranties to St. Louis Mills and Discover Mills with regard to third party payables as of the closing date of the relevant construction loan refinancing and to be directly liable and indemnify St. Louis Mills and Discover Mills for undisclosed payables for a period of one year from the closing of their respective refinancings.

•	The Company and Mills LP agreed to make additional capital contributions totaling $20 million to the St. Louis Mills and Discover Mills partnerships to reduce debt or fund project improvements in the reasonable discretion of Kan Am. The Company and Mills LP will receive capital account and unreturned capital contribution account credit for, and will earn a priority return with respect to, these contributions. The Company and Mills LP were released from certain development, leasing and other guarantees with respect to St. Louis Mills, Discover Mills and Pittsburgh Mills.

•	The Company and Mills LP agreed to make an additional capital contribution totaling $15 million to St. Louis Mills to fund certain tenant improvements. The Company and Mills LP will receive capital account and unreturned capital contribution account credit for and earn a priority return with respect to these contributions.

•	In lieu of reconciling and repaying amounts that otherwise might be due to Kan Am with respect to certain FoodBrand lease modifications and charge-backs of corporate overhead costs, the Company and Mills LP agreed to make a payment of $4.0 million to affiliates of Kan Am (the “Settlement Payment”).

•	The Company and Mills LP agreed to make additional capital contributions totaling $564,000 to Grapevine Mills; no preferred return will accrue or be paid on such capital contribution and such capital contribution will not be returned upon a major capital event.

•	The Company and Mills LP agreed to make an additional capital contribution of $1.5 million to Colorado Mills to make the Company’s and Mills LP’s capital account equal to Kan Am’s $25.5 million capital account. The Company and Mills LP will receive capital account and unreturned capital contribution account credit for, and shall earn a priority return with respect to, the additional capital contribution.

•	The parties agreed that the Katy Mills partnership will use the proceeds from a pending land sale first, to repay an approximate $20 million inter-company loan made by the Company and Mills LP and next, to pay Kan Am one year of its priority return, with any remaining funds to be treated in accordance with the waterfall provisions in the partnership agreement. In the event the net proceeds from the land sale and available distributable cash are insufficient to repay the loan made by the Company and Kan Am’s one year priority return, the shortfall shall be allocated equally to the Company and Kan Am and deducted from the amounts otherwise described in the Term Sheet.

•	The parties revised the waterfall provisions of the Discover Mills, St. Louis Mills and Katy Mills partnerships to limit the amount paid by those partnerships to the Company or Mills LP on account of their respective partner loans to no more than 60% of adjusted cash flow (as defined in the Term Sheet) and to require the distribution to the partners of no less than 40% of adjusted cash flow.

The foregoing summary of the material terms of the Term Sheet is qualified in its entirety by reference to the text of the Term Sheet, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The Company and Mills LP have a long-standing relationship with Kan Am, a German syndicator of closed and open-end real estate funds, and its affiliates. Since 1994, Kan Am has invested approximately $1 billion in equity in various projects with Mills LP. Kan Am currently has two representatives on the Company’s Board of Directors: James Braithwaite and Franz von Perfall.

Item 2.06. Material Impairments.

On December 28, 2006, Mills LP’s ownership interest in Pittsburgh Mills was redeemed by our joint venture partners for net total consideration of approximately $8.5 million. As a result of the redemption of Mills LP’s ownership interest, the Company and Mills LP expect to take a charge in 2006 for an impairment related to Pittsburgh Mills of approximately $46 million. The Company and Mills LP did not make a material infusion of capital prior to the sale. The net proceeds from the redemption were used to pay the $4 million Settlement Payment described above, with the balance used to pay down the Senior Term Loan with Goldman Sachs. As a result of the redemption, our consolidated debt was reduced by the amount of the Pittsburgh mortgage loan of $123.7 million.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2006, the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company determined that the 2006 bonuses under the Company’s annual short-term performance incentive plan for executives (the “Plan”) for Mark S. Ordan, Chief Executive Officer and President of the Company, and Richard J. Nadeau, Executive Vice President and Chief Financial Officer of the Company, would be paid at the 2006 target award level for each under the Plan. In addition, the Committee determined that the bonuses, which amount to $382,250 for Mr. Ordan and $209,250 for Mr. Nadeau, would be paid in two equal installments, with the first 50% to be paid in 2006 and the second 50% to be paid during the first quarter of 2007.

Statements in this Current Report on Form 8-K that are not historical, including, among other things, as to the expected impairment charge on Pittsburgh Mills, may be deemed forward-looking statements within the meaning of the federal securities laws. Although the registrants believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, the registrants can give no assurance that their expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including finalization of the exact amount of the impairment charge. The registrants undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the registrants’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
10.1	Omnibus Term Sheet dated December 27, 2006 by The Mills Corporation, The Mills Limited Partnership and Kan Am.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ RICHARD J. NADEAU
Name: Title:	Richard J. Nadeau Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation, its general partner

By:	/s/ RICHARD J. NADEAU
Name: Title:	Richard J. Nadeau Executive Vice President and Chief Financial Officer

Date: January 5, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Omnibus Term Sheet dated December 27, 2006 by The Mills Corporation, The Mills Limited Partnership and Kan Am.